Exhibit 99.1

Actuant Reports First Quarter 2019 Results; Updates Full Year 2019 Outlook

First Quarter 2019 Highlights*

●	Completed sale of Cortland Fibron (upstream oil & gas) on December 19, 2018.
●	Initiated process to divest Cortland US and Precision-Hayes International businesses, which have been moved to Assets and Liabilities Held for Sale.
●	Total net sales were $293 million for the quarter.
●	Core sales increased 3% on a year-over-year basis while foreign currency reduced net sales by 2% and the impact from acquisitions and divestitures was negligible.
●	The Industrial Tools & Services (“IT&S”) segment achieved revenues of $149 million, with a core sales increase of 4% year-over-year.
●	The Engineered Components & Systems (“EC&S”) business achieved revenues of $144 million, with a core sales increase of 2% year-over-year.
●
GAAP Operating Margin was -3.2% versus 5% in first quarter 2018 (see Consolidated Results below, along with the attached reconciliation of earnings).  Adjusted Operating Margin expanded 200bp over first quarter 2018 to 9.4% from 7.4%.

●	Adjusted EBITDA Margin increased by 130bp with significant improvement in operating leverage and incremental margins in line with expectations.
●
GAAP diluted earnings per share (“EPS”) was a loss of $0.29 in the first quarter of fiscal 2019 versus EPS of $0.09 in 2018.  Adjusted EPS was $0.27, a 42% improvement over first quarter 2018 adjusted EPS of $0.19.

●	Significant year-over-year reduction of Net Debt to Adjusted EBITDA leverage from 3.2x at the end of first quarter 2018 to 2.1x at the end of first quarter 2019.

*This news release contains non-GAAP financial measures in addition to the financial measures in accordance with GAAP.  Reconciliations of the GAAP to non-GAAP financial measures can be found in the footnotes to this release.

December 20, 2018--Actuant Corporation (NYSE: ATU) today announces results for its fiscal first quarter 2019 ended November 30, 2018.
Randy Baker, President and Chief Executive Officer, said, “Our solid quarterly results demonstrate sustained momentum as we drive growth and incremental profitability across our two business segments.  In particular, growth for the Industrial Tools & Services segment was driven by strength in our premier Enerpac branded tools product line and improved profitability in our heavy lifting product category resulting from strategic changes to our product offerings in 2018.  We also continued to focus on winning new product platforms at our key OEM customers and expanding operating margins in the Engineered Components & Systems segment.  We are executing each segment’s strategy and believe we are well positioned to deliver enhanced shareholder value.”

Mr. Baker continued, “We also made progress with our portfolio optimization efforts, completing the sale of Cortland Fibron.  In addition, we have begun processes to divest the remaining Cortland and Precision-Hayes International businesses.  The proceeds from these transactions, cash generated from operations, and access to capital markets on reduced leverage, will provide us the fuel needed to continue to invest in our core tools business.”

Consolidated Results
(US$ in millions)

	Three Months Ended Nov 30,
	2018	2017
Sales	$292.5	$289.0
Operating Profit (Loss)	$(9.3)	$14.7
Adjusted Op Profit	$27.5	$21.3
Adjusted Op Profit %	9.4%	7.4%
Earnings (Loss) per Share	$(0.29)	$0.09
Adjusted Earnings per Share	$0.27	$0.19
EBITDA	$(1.3)	$24.4
Adjusted EBITDA	$35.5	$31.1
EBITDA %	(0.5)%	8.5%
Adjusted EBITDA %	12.1%	10.8%

●
Consolidated net sales for the first quarter were $292.5 million, slightly higher than the $289.0 million recorded in the comparable prior year quarter.  Core sales improved 3% year-over-year, while foreign currency rate changes reduced net sales by 2%.  The net impact from the Mirage and Equalizer acquisitions, net of the Viking divestiture, was negligible.

●	Fiscal 2019 first quarter net loss and EPS were ($17.5) million and $(0.29), compared to $5.2 million and $0.09, respectively, in the comparable prior year quarter.
o
Fiscal 2019 first quarter earnings included impairment & divestiture and other charges of $36.5 million ($33.8 million or $0.55 per share, after tax) primarily related to the anticipated sale of the Cortland US and Precision-Hayes International businesses as well as other divestiture related costs.

o	The first quarter of fiscal 2019 also included $0.4 million of restructuring charges ($0.3 million or less than $0.01 per share, after tax).
●	Fiscal 2018 first quarter earnings included restructuring charges of $6.6 million ($6.3 million or $0.10 per share, after tax).
●
Excluding impairment, divestiture and restructuring charges, adjusted EPS for the first quarter of fiscal 2019 was $0.27, compared to $0.19 in the comparable prior year period (see attached reconciliation of earnings).

Segment Results

Industrial Tools & Services Segment (IT&S)
(US$ in millions)

	Three Months Ended Nov 30,
	2018	2017
Sales	$148.7	$142.0
Operating Profit	$26.4	$20.8
Adjusted Op Profit (1)	$26.3	$22.2
Adjusted Op Profit % (1)	17.7%	15.6%

(1)  Excludes a minimal restructuring benefit and $1.4 million of restructuring charges in the first quarter of fiscal 2019 and 2018, respectively.

●
First quarter fiscal 2019 IT&S segment net sales were $148.7 million, 5% higher than the prior year.  The impact of foreign currency exchange rates reduced sales by 1% year-over-year and the Equalizer and Mirage acquisitions added 2%, resulting in a 4% year-over-year core sales increase.

●
Top line growth including double-digit gains in the Americas, resulted from the continued strength of our end markets and investments in commercial effectiveness, despite difficult comparisons against strong net sales growth in the first quarter of fiscal 2018.  Solid service growth in Europe and Middle East as well as product and service growth in Australia and Asia also contributed.

●	Adjusted operating profit improved as a result of increased sales volume and improved margins on our heavy lift product line.

Engineered Components & Systems Segment (EC&S)
(US$ in millions)

	Three Months Ended Nov 30,
	2018	2017
Sales	$143.9	$147.0
Operating (Loss) Profit	$(28.3)	$4.0
Adjusted Op Profit (2)	$8.6	$5.1
Adjusted Op Profit % (2)	6.0%	3.5%

(2) The first quarter of fiscal 2019 excludes $36.5 million of impairment and other divestiture charges, along with $0.4 million of restructuring charges.  The first quarter of 2018 excludes $1.1 million of restructuring charges.

●
First quarter fiscal 2019 EC&S segment net sales were $143.9 million, a 2% decrease over the prior year.  Excluding a 2% decline in net sales due to a stronger US Dollar and a 2% decline in sales due to the prior year divestiture of the Viking business, year-over-year core sales increased 2%.

●
Core sales growth was driven by increased demand in automotive, off-highway vehicle and concrete tensioning markets, new platform wins starting production and price realization partially offset by reduced China truck demand.

●	Adjusted operating profit margin improved on pricing and operating efficiencies.

Corporate Expenses and Income Taxes

●
Corporate expenses for the first quarter of fiscal 2019 were $7.4 million, $1.4 million higher than the comparable prior year period, primarily resulting from stock compensation and consulting expenses.

●	The first quarter effective income tax rate of approximately 13.7% was in line with expectations but lower than the prior year rate of 14.7%.

Balance Sheet and Leverage
(US$ in millions)

	Period Ending
	Nov 30, 2018	Aug 31, 2018	Nov 30, 2017
Cash Balance	$203.4	$250.5	$165.1
Debt Balance	$525.4	$532.7	$554.6
Net Debt to EBITDA	2.1	1.9	3.2

●
Net debt at November 30, 2018 was approximately $322 million (total debt of $525 million less $203 million of cash), which increased approximately $40 million from the prior quarter end but declined by $68 million from first quarter of Fiscal 2018.  Net Debt to Adjusted EBITDA was 2.1x at November 30, 2018.

Outlook

Mr. Baker concluded, "We achieved a solid start to fiscal 2019, and looking ahead to the rest of the year we expect to benefit from the actions we are taking to manage our portfolio and the strategic investments we have made in new product development, commercial effectiveness and operational excellence.  We are on track to deliver our core growth and profitability targets and are focused on executing our strategies to deliver enhanced value for shareholders.”

The Company provided the following outlook for its expected results for the second quarter and for fiscal year 2019.  Full fiscal year net sales outlook is being adjusted for the impact of the stronger dollar and the sale of the Cortland Fibron business.  The remaining fiscal year net income and EPS outlook remains the same and is:

●	Annual sales growth: Between 3% and 5%;
●	Annual sales: $1.15 to $1.19 billion, which reflect the strengthening of the US Dollar and the sale of the Cortland Fibron business;
●	Full year adjusted EPS: between $1.09 and $1.20, which includes an expected tax rate of 20%;
●	Second quarter sales: $268 to $278 million and continue to expect the back half of our fiscal year to be even stronger;
●	Second quarter adjusted EPS: range of $0.15 to $0.20; and
●	Full year free cash flow: $80 to $85 million.

All guidance excludes restructuring, impairment & divestiture charges, one-time tax adjustments as well as the impact of potential future, acquisitions, dispositions, share repurchases and future tariffs.

Impact of Accounting Change

Effective September 1, 2018, Actuant adopted the new comprehensive revenue recognition accounting standard using a modified retrospective transition approach.  Under this approach, revenues for prior periods have not been restated.  Application of the new standard for the quarter ended November 30, 2018 had an immaterial impact on items reflected in the condensed consolidated statement of earnings as compared to amounts as determined under the revenue recognition accounting standard applicable during the three months ended November 30, 2017.

Conference Call Information

An investor conference call is scheduled for 10am CT today, December 20, 2018.  Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995.  Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates.  Among other risks and factors, Actuant’s results are subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform, foreign currency fluctuations and interest rate risk.  See the Company’s Form 10-K for the fiscal year ended August 31, 2018 filed with the Securities and Exchange Commission for further information regarding risk factors.  Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP.  They include EBITDA, Adjusted EBITDA, Adjusted EPS, Adjusted Operating Profit, Free Cash Flow and Net Debt.  This press release includes reconciliations of these non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release.  Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate Actuant’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period.  In addition, these are some of the factors management uses in internal evaluations of the overall performance of the Company’s business.  Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results.  In addition, these non-GAAP measures are not necessarily comparable to similarly-titled measures used by other companies.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries.  The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems.  The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin.  Actuant trades on the NYSE under the symbol ATU.  For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2018	2018

ASSETS
Current assets
Cash and cash equivalents	$203,443	$250,490
Accounts receivable, net	191,190	187,749
Inventories, net	154,764	156,356
Assets held for sale	106,193	23,573
Other current assets	51,745	42,732
Total current assets	707,335	660,900

Property, plant and equipment, net	79,160	90,220
Goodwill	477,360	512,412
Other intangible assets, net	152,719	181,037
Other long-term assets	33,459	36,769

Total assets	$1,450,033	$1,481,338

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$124,067	$130,838
Accrued compensation and benefits	36,343	54,508
Current maturities of debt	30,000	30,000
Income taxes payable	8,215	4,091
Liabilities held for sale	70,030	44,225
Other current liabilities	63,714	67,299
Total current liabilities	332,369	330,961

Long-term debt, net	495,384	502,695
Deferred income taxes	16,931	21,933
Pension and postretirement benefit liabilities	14,671	14,869
Other long-term liabilities	53,113	52,168
Total liabilities	912,468	922,626

Shareholders' equity
Capital stock	16,301	16,285
Additional paid-in capital	171,606	167,448
Treasury stock	(617,731)	(617,731)
Retained earnings	1,149,578	1,166,955
Accumulated other comprehensive loss	(182,189)	(174,245)
Stock held in trust	(2,573)	(2,450)
Deferred compensation liability	2,573	2,450
Total shareholders' equity	537,565	558,712

Total liabilities and shareholders' equity	$1,450,033	$1,481,338

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2018	2017

Net sales	$292,531	$288,955
Cost of products sold	187,523	188,044
Gross profit	105,008	100,911

Selling, administrative and engineering expenses	73,192	74,478
Amortization of intangible assets	4,278	5,131
Restructuring charges	403	6,629
Impairment & divestiture charges	36,453	-
Operating (loss) profit	(9,318)	14,673

Financing costs, net	7,295	7,514
Other expense, net	911	329
(Loss) income before income tax (benefit) expense	(17,524)	6,830

Income tax (benefit) expense	(72)	1,604
Net (loss) income	$(17,452)	$5,226

(Loss) earnings per share
Basic	$(0.29)	$0.09
Diluted	(0.29)	0.09

Weighted average common shares outstanding
Basic	61,031	59,871
Diluted	61,031	60,609

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2018	2017

Operating Activities
Net (loss) earnings	$(17,452)	$5,226
Adjustments to reconcile net (loss) earnings to net cash used in operating activities:
Impairment & divestiture charges, net of tax effect	33,836	-
Depreciation and amortization	8,890	10,090
Stock-based compensation expense	3,594	5,420
Benefit for deferred income taxes	(1,143)	(307)
Amortization of debt issuance costs	301	413
Other non-cash adjustments	130	113
Changes in components of working capital and other, excluding acquisitions and divestitures:
Accounts receivable	(17,676)	(11,478)
Inventories	(17,824)	(11,628)
Trade accounts payable	1,051	6,204
Prepaid expenses and other assets	(4,998)	(12,043)
Income tax accounts	1,064	(1,714)
Accrued compensation and benefits	(16,544)	(12,588)
Other accrued liabilities	(2,339)	1,834
Cash used in operating activities	(29,110)	(20,458)

Investing Activities
Capital expenditures	(7,666)	(7,904)
Proceeds from sale of property, plant and equipment	11	32
Rental asset buyout for Viking divestiture	-	(27,718)
Cash used in investing activities	(7,655)	(35,590)

Financing Activities
Principal repayments on term loan	(7,500)	(7,500)
Stock option excercises & other	552	2,231
Taxes paid related to the net share settlement of equity awards	(201)	(282)
Cash dividend	(2,439)	(2,390)
Cash used in financing activities	(9,588)	(7,941)

Effect of exchange rate changes on cash	(694)	(532)
Net decrease in cash and cash equivalents	(47,047)	(64,521)
Cash and cash equivalents - beginning of period	250,490	229,571
Cash and cash equivalents - end of period	$203,443	$165,050

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2018					FISCAL 2019
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL TOOLS & SERVICES SEGMENT	$141,991	$136,986	$158,735	$153,373	$591,085	$148,655	$-	$-	$-	$148,655
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	146,964	138,179	158,361	148,022	591,526	143,876	-	-	-	143,876
TOTAL	$288,955	$275,165	$317,096	$301,395	$1,182,611	$292,531	$-	$-	$-	$292,531

% SALES GROWTH
INDUSTRIAL TOOLS & SERVICES SEGMENT	2%	5%	8%	12%	7%	5%	-	-	-	5%
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	16%	7%	6%	6%	9%	-2%	-	-	-	-2%
TOTAL	9%	6%	7%	9%	8%	1%	-	-	-	1%

OPERATING PROFIT (LOSS)
INDUSTRIAL TOOLS & SERVICES SEGMENT	$22,218	$20,510	$32,206	$28,783	$103,718	$26,345	$-	$-	$-	$26,345
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	5,107	1,177	9,714	8,789	24,787	8,593	-	-	-	8,593
CORPORATE / GENERAL	(6,023)	(4,827)	(8,149)	(5,404)	(24,404)	(7,400)	-	-	-	(7,400)
ADJUSTED OPERATING PROFIT	$21,302	$16,860	$33,771	$32,168	$104,101	$27,538	$-	$-	$-	$27,538
IMPAIRMENT & DIVESTITURE CHARGES	-	(2,987)	-	(70,071)	(73,058)	(36,453)	-	-	-	(36,453)
RESTRUCTURING CHARGES (1)	(6,629)	(4,284)	(1,186)	(746)	(12,845)	(403)	-	-	-	(403)
OPERATING PROFIT (LOSS)	$14,673	$9,589	$32,585	$(38,649)	$18,198	$(9,318)	$-	$-	$-	$(9,318)

ADJUSTED OPERATING PROFIT %
INDUSTRIAL TOOLS & SERVICES SEGMENT	15.6%	15.0%	20.3%	18.8%	17.5%	17.7%	-	-	-	17.7%
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	3.5%	0.9%	6.1%	5.9%	4.2%	6.0%	-	-	-	6.0%
ADJUSTED OPERATING PROFIT %	7.4%	6.1%	10.7%	10.7%	8.8%	9.4%	-	-	-	9.4%

EBITDA
INDUSTRIAL TOOLS & SERVICES SEGMENT	$25,567	$24,594	$36,394	$32,763	$119,318	$30,038	$-	$-	$-	$30,038
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	11,004	7,267	15,093	15,114	48,478	12,841	-	-	-	12,841
CORPORATE / GENERAL	(5,508)	(5,073)	(7,113)	(4,672)	(22,366)	(7,362)	-	-	-	(7,362)
ADJUSTED EBITDA	$31,063	$26,788	$44,374	$43,205	$145,430	$35,517	$-	$-	$-	$35,517
IMPAIRMENT & DIVESTITURE CHARGES	-	(2,987)	-	(70,071)	(73,058)	(36,453)	-	-	-	(36,453)
RESTRUCTURING CHARGES (1)	(6,629)	(4,284)	(1,186)	(746)	(12,845)	(403)	-	-	-	(403)
EBITDA	$24,434	$19,517	$43,188	$(27,612)	$59,527	$(1,339)	$-	$-	$-	$(1,339)

ADJUSTED EBITDA %
INDUSTRIAL TOOLS & SERVICES SEGMENT	18.0%	18.0%	22.9%	21.4%	20.2%	20.2%	-	-	-	20.2%
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	7.5%	5.3%	9.5%	10.2%	8.2%	8.9%	-	-	-	8.9%
ADJUSTED EBITDA %	10.8%	9.7%	14.0%	14.3%	12.3%	12.1%	-	-	-	12.1%

Note: (1) Approximately $0.8 million of the Q2 fiscal 2018 restructuring charges were recorded in cost of products sold. De minimis restructuring charges were also recorded in cost of products sold in Q3 fiscal 2018.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2018					FISCAL 2019
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
ADJUSTED EARNINGS (1)
NET EARNINGS (LOSS) (GAAP MEASURE)	$5,226	$(18,221)	$29,012	$(37,664)	$(21,648)	$(17,452)	$-	$-	$-	$(17,452)
IMPAIRMENT & DIVESTITURE CHARGES, NET OF TAX EFFECT	-	12,385	-	62,949	75,334	33,836	-	-	-	33,836
RESTRUCTURING CHARGES, NET OF TAX EFFECT (1)	6,254	3,784	(249)	(337)	9,452	300	-	-	-	300
ACCELERATED DEBT ISSUANCES COSTS, NET OF TAX EFFECT	-	-	-	601	601	-	-	-	-	-
OTHER INCOME TAX (BENEFIT) EXPENSE	-	9,705	(4,891)	(1,831)	2,983	-	-	-	-	-
ADJUSTED EARNINGS	$11,480	$7,653	$23,872	$23,718	$66,722	$16,684	$-	$-	$-	$16,684

ADJUSTED DILUTED EARNINGS PER SHARE (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$0.09	$(0.30)	$0.48	$(0.62)	$(0.36)	$(0.29)	$-	$-	$-	$(0.29)
IMPAIRMENT & DIVESTITURE CHARGES, NET OF TAX EFFECT	-	0.21	-	1.03	1.24	0.55	-	-	-	0.55
RESTRUCTURING CHARGES, NET OF TAX EFFECT (1)	0.10	0.06	-	(0.01)	0.15	0.01	-	-	-	0.01
ACCELERATED DEBT ISSUANCES COSTS, NET OF TAX EFFECT	-	-	-	0.01	0.01	-	-	-	-	-
OTHER INCOME TAX (BENEFIT) EXPENSE	-	0.16	(0.09)	(0.02)	0.05	-	-	-	-	-
ADJUSTED DILUTED EARNINGS PER SHARE	$0.19	$0.13	$0.39	$0.39	$1.09	$0.27	$-	$-	$-	$0.27

ADJUSTED EBITDA (3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$5,226	$(18,221)	$29,012	$(37,664)	$(21,648)	$(17,452)	$-	$-	$-	$(17,452)
FINANCING COSTS, NET	7,514	7,604	7,756	8,617	31,491	7,295	-	-	-	7,295
INCOME TAX (BENEFIT) EXPENSE	1,604	19,839	(3,995)	(8,472)	8,976	(72)	-	-	-	(72)
DEPRECIATION & AMORTIZATION	10,090	10,295	10,415	9,907	40,708	8,890	-	-	-	8,890
EBITDA	$24,434	$19,517	$43,188	$(27,612)	$59,527	$(1,339)	$-	$-	$-	$(1,339)
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	2,987	-	70,071	73,058	36,453	-	-	-	36,453
RESTRUCTURING CHARGES	6,629	4,284	1,186	746	12,845	403	-	-	-	403
ADJUSTED EBITDA	$31,063	$26,788	$44,374	$43,205	$145,430	$35,517	$-	$-	$-	$35,517

FOOTNOTES
NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)
Approximately $0.8 million of Q2 fiscal 2018 restructuring charges were recorded in cost of products sold. De minimis restructuring charges were also recorded in cost of products sold in Q3 fiscal 2018.

(2)
Adjusted earnings and adjusted diluted earnings per share represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(3)
EBITDA represents net earnings (loss) before financing costs, net, income tax (benefit) expense, and depreciation & amortization.  EBITDA is not a calculation based upon generally accepted accounting principles (GAAP).  The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net earnings (loss), operating profit (loss) or operating cash flows.  Actuant has presented EBITDA because it regularly reviews this performance measure.  In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them.  The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
(Dollars in millions, except for per share amounts)

	Q2 FISCAL 2019		FISCAL 2019
	LOW	HIGH	LOW	HIGH
RECONCILIATION OF GAAP DILUTED EARNINGS PER SHARE TO ADJUSTED
DILUTED EARNINGS PER SHARE GUIDANCE
GAAP DILUTED EARNINGS PER SHARE	$0.15	$0.20	$1.09	$1.20
(GAIN)/LOSS ON PRODUCT LINE DIVESTITURE, NET OF TAX (1)	TBD	TBD	TBD	TBD
ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE	$0.15	$0.20	$1.09	$1.20

RECONCILIATION OF GAAP CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
CASH FLOW FROM OPERATIONS			$105	$115
CAPITAL EXPENDITURES			(25)	(30)
OTHER			-	-
FREE CASH FLOW GUIDANCE			$80	$85

FOOTNOTES
NOTE:
Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics.   As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

(1)	The gain/loss on product line divestiture associated with closing of the Cortland Fibron business is subject to numerous uncertainties which makes an estimate not meaningful.

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Actuant Corporation
Barb Bolens
VP Corporate Strategy & Investor Relations
262-293-1562